Exhibit 12

AMVESCAP PLC
Ratios of Earnings to Fixed Charges
GBP (£ thousands)

US GAAP
	9/30/2004	12/31/2003	12/31/2002	12/31/2001	12/31/2000	12/31/1999
Profit before taxation	(53,975)	177,532	252,437	246,395	383,540	204,622
Fixed Charges	37,846	60,274	65,537	67,260	61,326	52,576

Earnings	(16,129)	237,806	317,974	313,655	444,867	257,197

Portion of rent expense representing interest	7,948	12,005	12,979	11,379	9,723	7,849
Interest expense	29,898	48,270	52,558	55,881	51,604	44,726

Fixed charges	37,846	60,275	65,537	67,260	61,326	52,576

Ratio of earnings/fixed charges	(0.43)	3.95	4.85	4.66	7.25	4.89

UK GAAP
	9/30/2004	12/31/2003	12/31/2002	12/31/2001	12/31/2000	12/31/1999
Profit before taxation	(159,326)	36,395	102,266	280,438	446,233	283,042
Fixed Charges	37,846	60,274	65,537	67,260	61,326	52,576

Earnings	(121,480)	96,669	167,803	347,698	507,560	335,617

Portion of rent expense representing interest	7,948	12,005	12,979	11,379	9,723	7,849
Interest expense	29,898	48,270	52,558	55,881	51,604	44,726

Fixed charges	37,846	60,275	65,537	67,260	61,326	52,576

Ratio of earnings/fixed charges	(3.21)	1.60	2.56	5.17	8.28	6.38